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                                                                    EXHIBIT 16.1

                        [Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

April 12, 2002

Dear Sirs:

We have read the six paragraphs of Item 4 included in the attached Form 8-K dated April 11, 2002 of Korn/Ferry International, Inc. (the Company) to be filed with the Securities and Exchange Commission and have the following comments:

   . We agree with the statement made in the first paragraph of Item 4 with regards to the termination of our relationship. However, we have no basis to agree or disagree with the statements concerning the appointment of Ernst & Young LLP.

   .    We agree with the statements made in paragraphs 2, 3, 4 and 5 of Item 4.

   . We have no basis to agree or disagree with the statement in paragraph 6 of Item 4 concerning any consultation between the Company and Ernst & Young LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements during the two most recent fiscal years through present.

Very truly yours,

/s/  Arthur Andersen LLP

ARTHUR ANDERSEN LLP